UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 1, 2019

USA EQUITIES CORP.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Delaware	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01 ENTRY IINTO A MATERIAL DEFINITIVE AGREEMENT

Effective September 1, 2019, the Company issued 1,080,092 shares of the Company’s newly created Series A Preferred Stock, in satisfaction of the convertible promissory note originally issued to its majority shareholder on December 31, 2013, in the initial principal amount of $255,681, together with all interest accrued thereon .

Effective September 1, 2019, the Company issued a Convertible Promissory Note in the principal amount of $124,562 to its majority shareholder in consideration for advances previously made to the Company. This note bears interest at the rate of 1% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.25 per share.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Issuance of Series A Preferred Stock

Effective September 1, 2019, the Company issued 1,080,092 shares of Series A Preferred Stock to its majority shareholder in satisfaction of its promissory note issued on December 31, 2013, in the initial principal amount of $255,681 together with all interest accrued thereon.

Series A Preferred Stock

The shares of Series A Preferred Stock have a stated value of $0.25 per share and are initially convertible into shares of common stock at a price of $0.05 per share (subject to adjustment upon the occurrence of certain events). The Series A Preferred Stock does not bear an annual dividend and ranks prior to the common stock upon a liquidation of the Company. The Series A Preferred Stock votes on all matters brought before the shareholders together with the Common stock as a single class and each share of Series A Preferred Stock has a number of votes, initially 5, equal to the number of shares of preferred stock into which it is convertible as of the record date for any vote.

Issuance of Convertible Preferred Note

Effective September 1, 2019, the Company issued a Convertible Promissory Note in the principal amount of $124,562 to its majority shareholder in consideration for advances previously made to the Company. This note bears interest at the rate of 1% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.25 per share.

Exhibit No.	Description

3.01	Certificate of Designation of Convertible Preferred Stock

10.1	Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 5, 2019

USA Equities Corp.

/s/: Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman